Exhibit 14.1

BOFI Code of Ethics

This “Code” shall be known as the Code of Ethics for BofI Holding, Inc. (“Company”) and applies to Holding’s Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer, Holding’s directors, Holding’s other non-employee officers, and any employees Holdings may have in the future (collectively, “Holding’s Personnel”). This Code shall supplement and be in addition to the Master Policy on Ethics and Professional Integrity (the “Master Policy”). All capitalized terms not defined herein shall have the meaning ascribed to such terms in the Master Policy.

A.
General Policy Statement: Holding’s Personnel will conduct business in accordance with Company’s ethical standards. Holding’s Personnel are expected to uphold Company’s reputation in the performance of their duties. Subject to and in furtherance of the Master Policy, this Code addresses the requirements for Conflict of Interest, proper disclosure of reports, compliance with Applicable Laws, maintaining internal procedures for prompt reporting of violations to this Code, and accountability for adherence to this Code. See Item 406 of Regulation S-K; Item 406 of Regulation S-B; and the Sarbanes-Oxley Act; NASDAQ Corporate Governance Listing Requirements Section 5610.

B.	Conflicts of Interest: Holding’s Personnel shall comply with the Master Policy.

C.
Disclosure: Holding’s Personnel are expected to provide to shareholders and financial markets proper disclosure in (i) reports and documents that Holding files with or submits to the Securities Exchange Commission and (ii) in other public communications, if applicable.

D.
Compliance with Applicable Laws and Regulations: Holding’s Personnel, in the performance of their duties, must comply with Applicable Laws. Determination of any violations shall be in accordance with the processes provided by the Master Policy for violations thereof.

E.
Internal Reporting of Code Violations: Company is committed to establishing procedures that will govern the receipt, review, and treatment of complaints received by Company regarding matters covered by this Code, including, without limitation, accounting, internal accounting controls or accounting matters. Each member of Holding’s Personnel shall endeavor to promote compliance with this Code and compliance with the Master Policy. Holding’s Personnel shall report violations of this Code to Holding’s Chief Executive Officer, unless the report directly involves the Chief Executive Officer, in which case the report may be made to the Chair of the Audit Committee (currently Mr. Paul Grinberg who can be reached by telephone at (858) 309-6904 or by email at Paul.Grinberg@bofi.com). Company will not permit retaliation against any Team Member for reports of breaches of either this Code or the Master Policy, in each case, made in good faith.

F.
Administration of the Code of Ethics: It is the responsibility of each officer and director of Holding to be familiar with this Code and the Master Policy. Company shall use its good faith efforts to ensure that Holding’s Personnel comply with the provisions hereof. Holding’s Personnel who violate provisions of this Code may be subject to discipline, up to and including, but not limited to, dismissal from employment or position, as applicable.

April 26, 2016

G.
Disclosures: Company is required to make a copy of this Code publicly available in accordance with the Sarbanes Oxley Act, including rules and regulations promulgated pursuant thereto, as well as in accordance with NASDAQ Corporate Governance Listing Requirements Section 5610. Company complies with this obligation by publishing in its Annual Report, or a similar public filing, instructions with respect to requesting a copy of this Code.

H.
Waivers: Waivers from this Code may be made only with the prior consent of the Chairperson of Company’s Board of Directors or a board committee appointed by the Chairperson. Waivers must be promptly disclosed in accordance with Applicable Law and NASDAQ Corporate Governance Listing Requirements Section 5610.

April 26, 2016